EXHIBIT 10.20

OEM SUPPLY AGREEMENT

This Agreement was made this 24th of. June, 2008 ("Effective Date") is by and between Tynsolar Corporation, a Taiwan company with a place of business at 1381 Ren-Ay. Chunan-Jenn, Miaulih 350 ,Taiwan and IX Energy, Inc. ("IXE"), a Delaware corporation with a place of business at 419 Lafayette Street 6th Fl., New York, NY 10017, USA.

RECITALS

IXE has expertise in the development and manufacture of solar modules, and desires to manufacture and sell to Tynsolar. Tynsolar is interested in purchasing solar modules from IXE. IXE is willing to supply modules to Tynsolar for Tynsolar to resell such products as part of its product offering, all in accordance with the terms and conditions set forth in this Agreement.

Based on the foregoing recitals and in consideration of the. mutual covenants and promises herein contained, the parties agree as follows:

1.        DEFINITIONS
For purposes of this Agreement and all Exhibits attached hereto, the following terms shall have the Meaning set forth below:

1.1.
"Affiliate" means with respect to either Party a person or entity, including corporations, partnerships and joint ventures, that directly or indirectly through one or more intermediaries, controls., is controlled by or is under common control with such person or entity, "Control" (and, with correlative meanings, the term "controlled by" and "under common control with") means the possession of the power to direct or cause the direction of the management and policies of such Person or entity, whether through the ownership of voting stock, by contract or otherwise. In the caste of a corporation, "control" shall mean, among other things, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting stock.

1.2.	"Agreement" means this OEM Agreement, as amended from time to time.

1.3.
"Confidential Information means all materials, know-how or other information, including, without limitation, proprietary information and  materials (whether or not patentable) regarding a Party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary  materials, know-how or other information which is orally, electronically or visually disclosed a Party, or is in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (a) if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (b) such information is of the type that is customarily considered to be confidential irformation by persons engaged in activities that are substantially similar to the activities being engaged in by the  hereunder. Notwithstanding the foregoin, any technical or financial information of a Party disclosed by IXE to Tynsolar or visa versa or disclosed through an audit or sales report shall constitute Confidential Information of a Party unless otherwise specified.

	1.4.	"Customer means the end--user customer who purchases a Tynsolar system that includes Product(s).

	1.5.	"Delivery Date" means the data on whichdelivery of Product(s) is properly requested in a Purchase Order and accepted by IXE.

	1.6.	"Invoice" means an IXE invoice issued to Tynsolar in accordance with. the terms of this Agreement.

	1.7.	"Party" means Tynsolar or IXE; "Parties" means Tynsolar and IXE. As used in this Agreement, references to "third parties" means persons or entities other than a Party or its Affiliates.

	1.8.	"Products" means modules, panels,or the equivalent.

	1.9.	"Quantity" means the number of modulesTynsolar will purchase based on number of Watts.

	1.10.	"Purchase Order" means a Tynsolar purchaseorder issued to IXE in accordance with the terms of this Agreement.

	1.11.	"Specifications" means information specifying the technical andperformance criteria for Products based on the information provided by Tynsolar.

2.	PRICE

2.1
The module sales price for 2008 payable by Tynsolar is agreed to fix at average Freight on Board (F.O.B.) NY, NJ, VA (East Coast, USA) @ floor of US$4.03 per Watt. The first IX Energy fabricated solar panel delivery is to be on or before Nov. 15th 2008. The price for 2009 will be reviewed and agreed to one (1) month before the start of the next quarter (every quarter is 3 month period).

	2.2	The solar wafer or cell price for 2008 delivery will be discus e and determined by both parties before end of July 2008.

	2.3	Tynsolar shall pay to IXE for each Product ordered pursuant to this Agreement based on Section 7 of this Agreement unless otherwise agreed to in writing stated on the relevant Purchase Order.

	2.4	Tynsolar shall be responsible for the payment of all charges outside of F.O.B. terms.

2.5
The price of Products payable by Tynsolar pursuant to this Agreement is Confidential Information of IXE, and Tynsolar shall not furnish such price in any quote that includes a Product; or quote other items separately so that such price can he deduced, or otherwise disclose such pride to any third party.

3.        PRODUCT AND VOLUME

3.1	The Product specifications are based on Exhibit A.

3.2	The quantity Tynsolar intends to purchase is structured into two phases for this Agreement.

3.2.1	First phase of 5MW (five megawatts) per monthly schedule in Section 3.2.3. within 6 months.

3.2.2	Second phase of up to 18MW (eighteen megawatts) for Year 2009.

3.2.3	The projected end of month shippable quantity is shown belowfor Years 2008-2009. IXE will informTynsolar the exact shippable quantity two (2) weeks before shipping date.

●	September 2008	1-25W solar cell or wafer
●	October 2008	1.25MW solar cell or wafer
●	November 2008	500KW module
750KW solar cell or wafer
●	December 2008	1.25MW module

The specification of the solar cells and wafer need to be approved by Tynsolar.

3.2.4	The module price and monthly shipping quantityin 2009 will be discussed and determined by both parties before end of November 2008.

	3.3	Any additional quantities will be agreed to in writing by both Tynsolar and IXE.

	3.4	Tynsolar will issue the first Purchase Order for the, first shipment before end of July for the shipment in August. Monthly Purchase Order will be provided to IXE 30 days before the ship date.

4.	ORDERS

4.1
Orders for the purchase of Products hereunder shall be submitted to IXE on a Purchase Order and shall specifically reference this Agreement. All orders are subject to acceptance by IXE, which shall not be unreasonably withheld. All terms and conditions of sale of Products are set forth in this Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions on a Purchase Order or Invoice, the terms and conditions of this Agreement shall prevail except for terms of a Purchase Order specifically designated by IXE as terms that supersede the inconsistent terms. in this Agreement.

4.2
Upon acceptance of a Purchase Order, INS shall use commercially reasonable efforts to manufacture the Products in accordance with the Specifications and. to ship such Products in accordance with the delivery requirements and Delivery Dates set forth in Purchase Order. If actual shipping quantity before last calendar day in each month does not meet agreed schedule as specified in term 3.2.3, both parties will. regard this as "delay" and IXE must provide explanation and remedy actions to Tynsolar within 30 days. If the delay exceeds 50 days without acceptable reason, Tynsolar will have the right to suspend all unfilled order and this contract. Under this condition, IXE must return the remaining deposit to Tynsolar within 30 days.

4.3	Purchase Order will, include the quantities and types of Products to be Purchased by Tynsolar during the coming montn together with an estimated schedule of when such Products are to be delivered.

4.4
Tynsolar shall reimburse IXE promptly upon request for all reasonable out of pocket costs and expenses, including the cost of carrying increased inventory over 15 days, to the extent caused by any deviation in order quantities from the limits imposed by the preceding sentence, and IXE will act reasonably to mitigate any such costs and expenses.

4.5
All Products shall. be packed for shipment and storage in accordance with Tynsolar's current module packing Spec and standard. If customization is required, the method of packing shall be agreed to in writing by both Tynsolar and IXE. Tynsolar will be responsible for paying all of the costs related to such customized packaging.

4.5
All Products are subject to IXE's standard tolerances for specifications. Without Tynsolar's written agreement, IXE is not permissible to make material substitutions and modification of the spec of products.

5.        SHIPMENT AND RISK OF LOSS

5.1
All : Products delivered pursuant to the terms of this Agreement shall be F.O.B. East Coast of USA: NY, NJ, VA, to Tynsolar's provided ship to address or other place of delivery as designated time to time by Tynsolar, provided, however, that it delivery is requested to a site other thanTynsoar's address set forth in Purchase Order, Tynsolar shall be responsible to qualify delivery to such other site by specifying in sufficient detail to IXE all of the necessary shipping requirements for such site Tynsolar shall indemnifY and hold IXE harmless, including the reimbursement of all reasonable expenses incurred by 1X E, as a result of Tynsolar's failure to properly qualify delivery. Tynsolar shall use its best efforts to assist IXE in arranging any desired insurance (in amounts that Tynsolar shall determine) and transportation, unless otherwise specified in writing, to any destinations specified in writing from time to time. All local (i.e. within the United States) customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery shall be at IXE's expense. All non-local (i.e. outside of United States or once goods are loaded onto shipping vessel or air cargo carrier) customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery shall be at Tynsolar`s expense. The shipment of IX Energy's solar module will occur weekly.

5.2	Title of goods and rusk. of loss with respect to all Products shall pass from IXF to Tynsolar upon transfer to the carrier.

6.       TRAINING AND INSPECTION

6.1
Tynsolar commits to sending to IXE's manufacturing sites a plant engineering manager and a equipment/maintenance engineers each for 2 weeks to ensure IXE's Products are made according to Tynsolar's specifications. The schedule of inspections agreed to by Tynsolar and IXE are as below:

●
Predesign & planning stage: Tynsolar will be responsible for reviewing the design and layout of the facility per Spire recommendation, Tynsolar will offer suggestions and beat practices for facility. Tynsolar will be available via teleconference if IX Energy teary has farther inquiries or technical questions. In addition IX Energy Inc. will send an engineering team to meet with Tynsolar at facilities for overview of Tynsolar procedures/processes/material/machine management system.

●
Tynsolar will make available a plant management engineer and a equipment/maintenance engineer for two week or so to ensure (It is planned to have these engineer one week in Aug. and one week in Oct. in NY and VA facilities) to ensure that production process is running correctly and meets Specifications. IX Energy Inc. will pay Tynsolar a total. amount of US $15,000.00 for these services described it those paragraph and provide flight, Board and lodging in Otisvilie, NY and Norton, VA.

●	Once 50kW of Products are available in November 2008, Tynsolar will send an inspector, or receive shipment to ensure Products meets Specifications.

6.2	Any follow-up inspections will be agreed to in advance between Tynsolar and IXE. Tynsolar will submit via writing comments on product, and if needed procedure for correcting product manufacturing issue within 15 days of receiving inspection samples.

6.3	The additional training will be scheduled on a mutually agreed. upon basis and shall be invoiced to IXE after the training has been provided.

6.4
IXE will provide to Tynsolar confidential information on IXE's factory layout, equipment used, and process flow. This confidential information is provided only for Tynsolar to ensure the Product will meet Tynsolar specifications. Confidential information is protected under Section 9 of this Agreement.

7.        PAYMENTS.

7.1	Deposit terms are:

7.1.1
For Year 2008: Deposit of 5% of the total amount of moniesdue of the shippable quantities for Year 2008, according to paragraph 3.2 of this agreement, (estimated at 5MW) to Tynsolar. The deposit is due 10 days after the signing of this Agreement. Another 5% deposit is due 10 days after Tynsolar approves the first 50KW of fabricated solar modules by IX Energy for the value of the remaining products (wafer/solar cell/Module) shipped for 2009.

7.1.2	For Year 2009: Deposit of 10% of the monthly shippable volume to Tynsolar. This deposit is due 30 days before monthly shipment.

Tynsolar will pay this deposit in order to secure the goods. Payment method is TT payment to IXE stated bank account. Tynsolar will issue an 'Irrevocable Letter of Credit At Sight' per quarter for the balance payment of the total volume agreed. Tynsolar's letter of credit will be drawn on a bank acceptable to IXE and will be in a form approved by IXE. IXE will be able to draw down on the Letter of Credit onc goods are shipped each month.

7.2
In the event that Tynsolar shall fail to pay any past due Invoice within thirty (30) days of receipt of notice from IXE, IXE may, at arsy time and in its sole discretion, limit or cancel the credit of Tynsolar as to time and amount, and as a consequence, may demand full payment or partial payment before delivery of any unfilled Purchase Order of this Agreement, and may demand assurance of Tynsolar's due performance. Upon making such demand, IXE may suspend production, shipment, and/or deliveries.  If, within the period stated in such demand, but in no event longer than thirty (30) days. Tynsolar fails to agree and comply with such different terms of payment, and/or fails to give adequate assurance of due performance, IXE may (1) by notice to Tynsolar,. treat such failure or refusal as a repudiation by Tynsolar of the accepted Purchase Orders not then fully performed, whereupon IXE may cancel all further deliveries and any amounts unpaid hereunder shall immediately become due and payable; or {ii) mare shipments under reservation of a security interest and demand payment against tender of documents of title.

8.        WARRANTY

8.1
IXE warrants that the Products will conform to the Specifications at the time of delivery and will be free from defects in materials and workmanship for 5. years under normal applications, installation, and usage and service condition. Performance guarantees 90% output within 12 years, 80% output within 2S years.

8.2	Refer to Exhibit C for full warranty terms.

8.3
If IXE receives notice of defects or nonconformance to the Specifications durin=g the warranty period, IXE will, at its option, repair or replace the affected Products. If IXE is unable, within the times designated in the warranty terms, to repair, replace or correct a defect or non- conformance in a Product to a condition as warranted, Tynsolar will be entitled to a refund of the purchase price upon prompt return of the Product to IXE. IXE will pay expenses for shipment of both defective and repaired or replacement. Products.

8.4	The above warranty does not apply to defects resulting from improper or inadequate maintenance or installation by Tynsolar or its Customers;

Tynsolar or third party supplied hardware or software, interlacing or supplies; unauthorized modification; improper use or operation outside of the Specifications for the Product; abuse, negligence, accident, lass or damage in transit; improper site preparation; or improper repair.

8.5
Tynsolar's sole remedies under IXE's warranty shall be limited to repair or replacement of the Product that failed to conform to such warranty, or refund of the purchase price of the Product. Repair, replacement or refund stall be at the sole discretion of IXE.

8.6
THE FOREGOING WARRANTIES ARE EXCLUSIVE AND NO OTiiER WARRANTY, EXPRESS OR IMPLIED, IS GIVEN BY IXE, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

8.7	Exhibit C IXE complies with Tynsolar provided Warranty provision attached under exhibits. (see attached Tynsolar Corporation's warranties)

9.        CONFIDENTIALITY

9.1
During the term of this Agreement, all Confidential information exchanged or developed under this Agreement shall be kept strictly confidential by either party and shall not be used by either party nor disclosed by either party to any third, party for any purpose except those of this Agreement and within either party's own organization only to employees or consultants who have undertaken a similar obligation for the time daring and after the term of their employment or consulting contract. This obligation shall not extend to any Confidential Information that is now or subsequently becomes part of the public-domain through no breach of this Agreements By way of example but not by way of 1imitation, all information relating to IXE's sale of Products (e.g., price, quantity, discount, delivery schedule, manuals, schematics, design specifications, manufacturing procedures, etc.) and Specifications shall be deemed IXE's Confidential Information.

9.2	The provisians of Section 9.1 shall survive any termination of this agreement and continue in force for a period of five (5) years following the effective date of an such termination.

10.      LIMITATION. OF LIABILITY; INDEMNIFICATION

10.1
IXE's liability arising out of this Agreement, including without limitation on account of any breaches or default, or from or on account of any Products sold pursuant to this Agreement, or the use thereof, arising from whatever cause, whether tort, breach of contract, aarrantl:, or otherwise, excepting solely fraud, is limited to five million dollars ($5,000,000) in the aggregate. If the solar panels produced by IX. Energy and shipped to Tynsolar have any defaults, IX Energy will be obligated to replace these products, If IXE questions the root cause of the defaults in module is not responsible by ICE, IXE may invite one independent third party to review and inspect the defective module at IXE cost.

10.2
NOTWITHSTANDING ANYT.HING CONTAINED IN THIS AGREEMENT TO TEE CONTRARY, IN NO EVENT SHALT IXE BE LIABLE, WHETHER IN CONTRACT, TORT, WARRANTY, OR UDDER ANY STATUTE (INCLUDING WITHOUT LIMITATION NY TRADE PRACTICE, UNFAIR COMPETITION OR OTHER STATUTE OF SIMILAR IMPORT) OR ON ANY OTHER BASIS, FOR INDIRECT, PUNITIVE, MULTIPLE, INCID NTIAL, CONSEQUENTIAL OR SPECIAL DAMAGES SUSTAINED BY Tynsolar OR ANY OTHER PERSON ARISING OUT OF OR IN CONNECTION WITH ANY ASPECT OP THIS AGREEMENT OR ITS PERFORMANCE OR ANY FAILURE IN PERFORMANCE OR BREACH, OR THE USE OR PERFORMANCE, OR CONSEQUENCES OF USE OR PERFORMANCE, OF ANY PRODUCTS MANUFACTURED OR F.JRNISHED BY IXE WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT IXE IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, INCLUDING, WITHOUT LIMITATION, DAMAGES ARISING FROM OR RELATED TO LOSS OF USE, LOSS OF DATA, FAILURE OR INTERRUPTION IN THE OPERATION OF ANY EQUIPMENT OR SOFTWARE, DELAY IN REPAIR OR REPLACEMENT, OR FOR LOSS OF REVENUE OR PROFITS, LOSS OF GOODWILL, OR LOSS OF BUSINESS UNLESS EXPLICITLY PROVIDED FOR HEREIN.

10.3
Tynsolar agrees to defend IXE and its Affiliates. at its cost and expense, and will indemnify and hold IXE, its Affiliates and their respective directors, officers, employees and agents (the "IXE Indemnified Parties") harmless from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable attorney's fees) arising out of any claim relating to (i) any breach by Tynsolar of any of its representations, warranties or obligations pursuant to this Agreement Or (ii) personal injury or property damage from the use, sale or others disposition of any Product or service offered by Tynsolar and/or collaborators or (iii) the negligence or willful misconduct of Tynsolar.

10.4
IXE agrees to defend Tynselar and its Affiliates at its cost and expense, and will indemnify and hold Tynsolar, its Affiliates and their respective directors, officers, employees and agents (the "Tynsolar Indemnified Parties") harmless froth and against any liabilities, losses, costs, damages, fees or expenses (including reasonable attorney's fees) arising out of any claim relating to (i) any breach by IXE of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury or property damage from the negligent development and manufacture of any Product or service offered by IXE (iii) the negligence or willful misconduct of IXE, except in all cases to the extent caused by the negligence or willful misconduct of Tynsolar.

10.5
Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party"). Such notice shall specify the nature of the claim and, when known, the facts constituting the basis for, as well as the amount or an estimate of the amount of the liability arising from, such claim. Failure to promptly notify srall not relieve a Party from its indemnity obligations hereunder except to the extent of prejudice caused by sco failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party.

11.     TERM AND TERMINATION

11.1
The term of this Agreement shall be for the period beginning on the Effective Date and ending one (1) year thereafter. Both parties shall negotiate in good faith for any extensions to this agreement three 3) months before termination date.

11.2
This Agreement shall terminate upon written notice by one Party to the other in the event the other Party shall become insolvent, or shall ask its creditors for a moratorium, or shall file a voluntary bankruptcy petition, or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian, for all or a substantial part of its assets who shall not be discharged within sixty (60) days.

11.3
Either Party may terminate this Agreement for default by the other Party to perform any of its obligations under this Agreement by notifying the other Party in writing of such default and allowing the ether party thirty (30) days within which to cure such default, unless the default is the failure to pay money, in which case the defaulting party shall have only ten days to cure such default after receiving written notice of nonpayment. If such default is not cured within thirty (30) days from receipt of such notice of default (or ten (10) days in the case of non-payment of money owed), the non-defaulting party may terminate this Agreement by written notice to the defaulting party.

11.4
Except to the extent expressly; provided to the contrary, the follew,ing provisions shall survive the termination of this Agreement: this Section 11, Section 9, Section 10, Section 12, and Section 13. Any rights of Seller to payments accrued through termination as well as obligation of the parties under firm orders for purchase and delivery of Products at the time of such termination shall remain in effect, except that in the case of termination under Section 11, the terminating party may elect whether obligations under firm orders will remain In effect.

12.  NOTICES

12.1
All notices and requests required or authorized hereunder shall be given in writing either by personal delivery; by registered or certified mail, return receipt requested; or by email, fax or telex. Such notice shall be deemed to have been given upon, such date that it is is so personally delivered; the date three (3) days after it is deposited in the mail; or the date the same is received by the receiving party's email, fax or telex machine, irrespective of the date appearing therein.

If to IXE	If to Tynsolar Corp.:
IX Energy, Inc.	Tynsolar Corporation.
419 Lafayette Street 6th Fl.	1381 Ren-Ay. Chunan-Jenn,
New York, NY 10017	Miaulih 350
USA	Taiwan, R.O.C.

Attention:. Steve Hoffman	Attention: Marco Hu
Tel:	Tel:
Fax:	Fax:
Email:	Email:

13.1
Force Majeure -
Except with respect to the payment of money, neither party shall be liable for any failure or relay in is performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, labor shortages or disputes, and governmental actions, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed patty's time for performance or cure under this Paragraph 13.1 shall be extended for a period equal to the duration of the cause.

13.2
Relationship of Parties -
The parties to this Agreement are independent contractors. Neither party nor their respective employees, consultants, contractors or agents are agents, employees or joint ventures of the other, nor do they have any authority to bind the other by contract or otherwise to any obligation. Neither party will not represent to the contrary, either expressly, implicitly, by appearance or otherwise.

13.3
Assignment -
Neither IXE, on one hand, nor Tynsolar, on the other hand, may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the business and assets of IXE, on the one hand, or Tynsolar, on the other, to which-the subject matter of this Agreement pertains.

13.4
Successors in Interest -
Subject to Section 13.3, the rights and liabilitaes.of the parties hereto will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be.

13.5
Applicable Law -
This Agreement. shall be governed by and construed in accordance with the laws of New York, U S.A, exelusiae of its conflicts of law rules. Any litigation or other dispute resolution between the parties relating to this Agreement shall take place in the District of Manhattan. The parties consent to the personal jurisdiction of and venue in the state and federal courts within that District.

13.6
Severability -
If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

13.7	No Waiver - Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

13.8	Counterparts - This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute but one and the same instrument.

13.9
Complete Agreement -
This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to. the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both parties.

13.10	Third Party Beneficiaries - No third party beneficiary rights are conferred or are intended to be conferred by this Agreement.

13.11	Headings - Headings in this Agreement are for convenience only, and shall not be used to and shall not effect the meaning or interpretation of this Agreement.

13.12
Full Disclosure -
Any representations made by the Parties in this Agreement or any Exhibit hereto do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained therein misleading.

13.13
Public Announcements -
Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon among the Parties in advance of such announcement. All Parties understand that this Agreement is likely to be of significant interest to investors, analysts and others, andany of the Parties therefore may make such public announcements wito respect thereto. The Parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by lava or regulation, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to, the other Parties a copy ef any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least three (3) business days prior to the scheduled disclosure. Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject ratter of this Agreement. Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated. above:

IX Energy, Inc.	Tynsolar Corporation
/s/ Steven Hoffmann	/s/ Mr. Foo
Name: Steven Hoffmann	Name: Mr. Foo
Title: Chairman & CEO	Title: Chairman of Tynsolar
Date:	Date:

EXHIBIT C

Warranty

Tynsolar Corporation WARRANTY FOR all STANDARD PV MODULES produced by Tynsolar

1.     Limited Product Quality Warranty- Five (5) Year Repair, Replacement or Refund Remedy

Tynsolar Corporation with offices at 1381 Ren-Ay Rd. Chunan::7enn. Miaulih 350,Taiwan. warrants that for five (5) years from the date of delivery, its Photovoltaic modules ("PV modules") shall be free from defects in materials and workmanship under normal application, installation, use and service conditions. If the PV modules fail toconform to this warranty, then for a period ending five (5) years from date of delivery to the original endcustomer ("the Customer'"), Tynsolar will, at its option, either repair or replace the product, or refund the purchase price as paid by the Customer ("Purchase Price"). The repair, replacement or refund remedy shall be the sole and exclusive remedy provided under the Limited Product Warranty and shall not extend beyond the five(5) year period set forth herein. This Limited Product Warranty does not warrant a specific power output, which shall be exclusively covered under clause 2 hereinafter (Limited Power Warranty).

2.     Limited Power Performance Warranty

a)
Tynsolar warrants: If, within twelve(12) years from date of delivery to the Customer any PV module(s) exhibits a power output less than 90% of the Minimum Peak Power[12] as specified at the date of delivery in Tynsolar Product test data, provided that such loss: in power is determined by Tynsolar (in its reasonable discretion) to be due to defects in material or workmanship, Tynsolar will replace such loss in power by either providing to the Customer additional PV modules to make up such loss in power or by providing monetary compensation equivalent to the cost of additional PV modules required to make up such loss in power or by repairing or replacing the defective PV modules, at the option of Tynsolar.

b)
Tynsolar additionally warrants: If, within twenty five (25) years from date of delivery to the Customer any PI module(s) exhibits a power output less than 80% of the Minimum Peak Power[12] as specified at the date of delivery in Tynsolar'ss Product test data, provided that such loss in power is determined by Tynsolar (in its reasonable discretion) to be due to defects in material or workmanship Tynsolar will replace such loss in power by either providing to the Customer additional PV modules to make up such loss in power or by providing monetary compensation equivalent to the cost of additional PV modules required to make up such loss in power or by repairing or replacing the defective PV modules, at the option of Tynsolar.

_________
1 "Peak power" is the power in peak watts that a PV module generates at STC (Standard Test conditions: Irradiance of 1000 W/m2, light spectrum AM 1.5g and a cell temperature of 25 degrees C)
2 "Minimum Peak Power" = Peak power minus the Peak power tolerance

Email: service@servtynsolar.com.tw
Http  ://www.tynsolar.com.tw

Warranty

3.     Exclusions and limitations

a)	Warranty claims must in any event be filed within the applicable Warranty period

b)
The Limited Warranties do not apply to any PV modules which in Tynsolar's reasonable discretion have been subjected to: misuse, abuse, neglect or accident; alteration, improper installation or application; nonobservance of Tynsolar 's installation, users and/or maintenance instructions; power failure surges, lightening, flood, fire, hail storms, accidental breakage or other events outside Tynsolar is control.

c)
The Limited Warranties do not cover any transportation costs for return of the PV modules, or for reshipment of any repaired or replaced PV modules, or cost associated with installation, removal or reinstallation of the PV modules.

d)	Warranty claims will not apply if the type or serial number of the PV modules is altered, removed or made illegible,

4.     Limitation of Warranty Scope
Subject to the limitations under applicable law, the limited warranties set forth herein are expressly in lieu of and exclude all other express or implied warranties, including but not limited to warranties of merchantability and of fitness for particular purpose, use, or application, and all other obligations or liabilities on the part of Tynsolar, unless such other warranties, obligations or liabilities are expressly agreed to in writing signed and approved by Tynsolar. Tynsolar shall have no responsibility or liability whatsoever for damage or injury to persons or property or for other loss or injury resulting from any cause whatsoever arising out of or related to the product, including, without limitation, any defects in the module, or from use or installation. Under no circumstances shall Tynsolar be liable for incidental, consequential or special damages, howsoever caused. Loss of use, loss of profits, loss of production, loss of revenues are therefore specifically but without limitation excluded.

Tynsolar aggregate liability, if any, in damages or otherwise, shall. not exceed the purchase price paid to Tynsolar by the customer, for the unit of product.

Email: service@servtynsolar.com.tw
Http  ://www.tynsolar.com.tw

Warranty

5.    Obtaining Warranty Performance

If Customer has a justified claim covered by this Limited Warranty, Customer should immediately send such notification to Tynsolar Corporation, directly. In addition, Customer should enclose evidence of the date of delivery of the PV module. The return of any PV modules will not be accepted unless prior written authorization has been given by Tynsolar. All claims, questions or concerns under this Limited Warranty must be delivered to Tynsolar.

Email: service@servtynsolar.com.tw
Http  ://www.tynsolar.com.tw